Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 8, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Orleans Homebuilders, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2006.  We also consent to the reference to us under the heading “Experts” in such Registration Statement

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 18, 2007